EXHIBIT 16.1

April 30, 2008

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:

AngelCiti Entertainment, Inc.

File Reference No. 0005468

We were previously the independent registered public accounting firm for AngelCiti Entertainment, Inc. We have not issued any audit reports since our initial engagement on April 23, 2007.

On April 30, 2008, we resigned as the Company’s independent registered public accounting firm.  We have read AngelCiti Entertainment, Inc.’s statements included in Item 4.01 on Form 8-K regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,

Berman & Company, P.A.

/s/ Elliot Berman

Elliot Berman, CPA

For the Firm